EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CASELLA WASTE SYSTEMS, INC. SAYS LANDFILL ZONING ARTICLE IN HARDWICK, MASS. FALLS SHORT OF TWO-THIRDS MAJORITY IN TOWN VOTE

RUTLAND, VERMONT (January 29, 2007) — Casella Waste Systems, Inc. (Nasdaq: CWST), a regional, non-hazardous solid waste services company, today said that a zoning amendment it proposed for its Hardwick, Massachusetts landfill failed to gain the required affirmative two-thirds of the votes cast at a recent town meeting.

Over 54 percent of the town’s voters approved the zoning article, which would have created a special landfill district. Zoning by-laws in Hardwick require a two-thirds majority for successful passage of zoning articles. The company also indicated that the Hardwick, Mass. zoning enforcement officer has informed the company that he will order the landfill closed as early as February 4, 2007.

The company said it is pursuing legal options and considering other appropriate steps to keep the landfill, which has a carrying value of approximately $25 million, operating as a regional waste disposal resource. The company has filed several appeals of decisions made by the Hardwick Zoning Board of Appeals which remain pending in Massachusetts Land Court.

The company indicated that it expected no material impact on the company’s fiscal year 2007 revenues if or when the Hardwick landfill ceases to accept waste.

“In spite of this roadblock, our record of accomplishment with regard to disposal capacity development has been outstanding since 2003,” John W. Casella, chairman and chief executive officer of Casella Waste Systems, Inc., said. “Four out of five (the fifth being Hardwick) of our major disposal projects have been successful, and we’ve added over 57 million tons of capacity in that time frame.”

For further information, contact Richard Norris, chief financial officer; Ned Coletta, director of investor relations; or Joseph Fusco, vice president; at (802) 775-0325, or visit the company’s website at http://www.casella.com.

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by the context of the statements, including words such as the Company “believes,” “anticipates,” “expects” or words of similar import. Similarly, statements that describe the Company’s future plans, objectives or goals are forward-looking statements. Such forward-looking statements, and all phases of our operations, involve a number of risks and uncertainties, any one or more of which could cause actual results to differ materially from those described in our forward-looking statements. Other factors which could materially affect such forward-looking statements can be found in our periodic reports filed with the Securities and Exchange Commission, including the Risk Factors section in our Form 10-K for the fiscal year ended April 30, 2006.